Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Third Quarter 2013 Financial Results

Columbia, MD. October 31, 2013. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2013.

Overview of Third Quarter 2013 Results:

•	Revenue of $113.2 million for third quarter of 2013 compared to $99.7 million for third quarter of 2012
•	Operating income of $10.3 million for third quarter of 2013 compared to $8.2 million for third quarter of 2012
•	Diluted earnings per share of $0.32 for third quarters of both 2013 and 2012 (third quarter 2012 includes a $0.08 per share non-recurring income tax benefit)
•	EBITDA of $12.6 million for third quarter of 2013 compared to $10.4 million for third quarter of 2012

The Company’s revenue increased $13.5 million or 13.6% during the third quarter of 2013 compared to the third quarter of 2012. The revenue growth is primarily attributable to strong organic growth in the Energy segment due to a large contract award in its alternative fuels business and acquisitions completed in 2012 and 2013. Operating income increased 25.4% to $10.3 million for the third quarter of 2013. Income before income tax expense was $10.3 million for the third quarter of 2013 compared to $8.2 million for the third quarter of 2012. Net income was $6.1 million, or $0.32 per diluted share, for the third quarter of 2013 compared to $6.2 million, or $0.32 per diluted share, for the third quarter of 2012. The third quarter 2012 results included a $1.6 million, or $0.08 per share, non-recurring income tax benefit due to the reduction of a tax liability.

“The third quarter of 2013 showed a significant increase in revenue and operating profit compared to the corresponding quarter in 2012,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. “This improvement came while undertaking significant effort devoted to the start-up of our global agreement with HSBC, which we signed in July and then followed with local services agreements in September. We are also pleased with the success we are achieving in our Energy Group and we continue to diversify our business internationally as our global clients look for increased levels of support.”

Balance Sheet and Cash Flow Highlights

As of September 30, 2013, the Company had cash and cash equivalents of $4.4 million compared to $7.8 million as of December 31, 2012. The Company had $4.8 million of short-term borrowings outstanding, $45.2 million of available borrowings under its line of credit and no long-term debt as of September 30, 2013. Cash provided by operating activities was $10.2 million for the nine months ended September 30, 2013 compared to $17.0 million for the same period in 2012.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on October 31, 2013. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-732-8470 or 212-231-2900, using conference ID number 21682693. A telephone replay of the call will also be available beginning at 12:00 p.m. on October 31st, until 12:00 p.m. on November 14th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21682693.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies

GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

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Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2013	2012	2013	2012

Revenue	$113,197	$99,671	$319,469	$295,587
Cost of revenue	93,136	81,742	264,832	243,041
Gross profit	20,061	17,929	54,637	52,546
Selling, general and administrative expenses	9,856	8,890	28,825	26,220
Gain on reversal of deferred rent liability	-	-	-	-
Gain (loss) on change in fair value of contingent consideration, net	135	(792)	427	(863)
Operating income	10,340	8,247	26,239	25,463
Interest expense	90	75	256	175
Other income	4	72	326	262
Income before income tax expense	10,254	8,244	26,309	25,550
Income tax expense	4,111	2,061	9,994	8,999
Net income	$6,143	$6,183	$16,315	$16,551

Basic weighted average shares outstanding	19,125	19,009	19,089	18,912
Diluted weighted average shares outstanding	19,404	19,328	19,344	19,255

Per common share data:
Basic earnings per share	$0.32	$0.33	$0.85	$0.88
Diluted earnings per share	$0.32	$0.32	$0.84	$0.86

Other data:
EBITDA (1)	$12,649	$10,433	$32,820	$31,645

(1)	The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2013	2012	2013	2012
Revenue by segment:
Learning Solutions	$49,304	$40,596	$137,223	$112,448
Professional & Technical Services	19,157	20,337	54,220	63,613
Sandy Training & Marketing	16,929	16,878	52,061	51,083
Performance Readiness Group	13,037	13,682	41,491	42,810
Energy Services	14,770	8,178	34,474	25,633
Total revenue	$113,197	$99,671	$319,469	$295,587

Gross profit by segment:
Learning Solutions	$8,629	$7,806	$23,998	$21,278
Professional & Technical Services	3,229	3,723	9,194	10,976
Sandy Training & Marketing	2,433	2,588	7,295	7,782
Performance Readiness Group	2,031	1,871	5,521	6,038
Energy Services	3,739	1,941	8,629	6,472
Total gross profit	$20,061	$17,929	$54,637	$52,546

Operating income by segment:
Learning Solutions	$4,120	$4,255	$10,886	$11,341
Professional & Technical Services	1,530	1,874	4,335	5,209
Sandy Training & Marketing	975	1,078	2,797	3,286
Performance Readiness Group	907	556	1,802	2,007
Energy Services	2,673	1,276	5,992	4,483
Gain (loss) on change in fair value of contingent consideration, net	135	(792)	427	(863)
Total operating income	$10,340	$8,247	$26,239	$25,463

Supplemental Cash Flow Information:
Net cash provided by operating activities	$4,770	$12,596	$10,249	$17,000
Capital expenditures	(2,447)	(688)	(4,608)	(2,155)
Free cash flow	$2,323	$11,908	$5,641	$14,845

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation – EBITDA (2)

(In thousands)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2013	2012	2013	2012
Net income (3)	$6,143	$6,183	$16,315	$16,551
Interest expense	90	75	256	175
Income tax expense	4,111	2,061	9,994	8,999
Depreciation and amortization	2,305	2,114	6,255	5,920
EBITDA	$12,649	$10,433	$32,820	$31,645

(2)	Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(3)	Net income includes a $1,602,000 income tax benefit on the reduction of an uncertain tax position liability during the third quarter of 2012.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)

Current assets:
Cash and cash equivalents	$4,373	$7,761
Accounts and other receivables	84,101	83,597
Costs and estimated earnings in excess of billings on uncompleted contracts	26,916	16,979
Prepaid expenses and other current assets	13,385	10,143
Total current assets	128,775	118,480
Property, plant and equipment, net	8,219	5,511
Goodwill and other intangibles, net	133,194	118,693
Other assets	1,548	1,750
Total assets	$271,736	$244,434

Current liabilities:
Short-term borrowings	$4,820	$—
Accounts payable and accrued expenses	51,499	47,457
Billings in excess of costs and estimated earnings on uncompleted contracts	21,282	21,877
Total current liabilities	77,601	69,334
Other noncurrent liabilities	8,817	7,763
Total liabilities	86,418	77,097
Total stockholders’ equity	185,318	167,337
Total liabilities and stockholders’ equity	$271,736	$244,434

© 2013 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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CONTACTS:
Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925

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